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                                                                     Exhibit 14

     The Registrant is a Separate Account of Anchor National Life Insurance Company (Depositor). For a complete listing and diagram of all persons directly or indirectly controlled by or under common control with the Depositor or Registrant, see Initial Registration Statement of Variable Annuity Account Seven and Anchor National, File Nos.: 333-65965 and 811-09003 (N-4) and 333-65953 (S-1). On January 4, 1999, Anchor National became an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"). For a listing of those persons/entities under the control of AIG see Form 10K, SEC file no.: 001-08787, filed on March 30, 1998.